Exhibit 5.2

March 25, 2024

MKDWELL Tech Inc.

1F, No. 6-2, Duxing Road,

Hsinchu Science Park,

Hsinchu City 300, Taiwan

Re: Registration Statement on Form F-4

Ladies and Gentlemen:

We reference the registration statement on Form F-4 (File Number: 333-277785) (the “Registration Statement”) being filed by MKDWELL Tech Inc., a business company incorporated in the British Virgin Islands (the “Company”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 25,227,057 ordinary shares of the Company, as well as 6,036,875 warrants of the Company as described in the Registration Statement (the “Warrants”). The Warrants are to be issued pursuant to (i) the Business Combination Agreement dated as of June 20, 2023, as amended (the “Business Combination Agreement”), by and among the Cetus Capital Acquisition Corp. (the “SPAC”), MKD Technology Inc., MKDWELL Limited, the Company, and the other parties thereto, (ii) the Warrant Agreement between Continental Stock Transfer & Trust Company and SPAC dated January 31, 2023 (the “Warrant Agreement”), and a Warrant Assignment Agreement to be entered into between Continental Stock Transfer & Trust Company, SPAC and the Company (the “Warrant Assignment Agreement”), the form of which is appended as Exhibit 4.4 of the Registration Statement, under which the Company will assume the warrants originally issued by SPAC.

We have examined the Business Combination Agreement, the Warrant Agreement, the form of the Warrant Assignment Agreement, a specimen warrant certificate appended as Exhibit 4.2 of the Registration Statement (collectively the “Transaction Agreements”) and the Registration Statement, as amended to date. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein. In rendering such opinion, we have relied as to factual matters upon the representations, warranties and other statements made in the Business Combination Agreement and the Warrant Agreement.

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including certificates or other comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations regarding matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

We have also assumed that (i) the Company has been duly incorporated, and is validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) the Company has requisite legal status and legal capacity under the laws of the jurisdiction of its incorporation; (iii) the Company has complied and will comply with all aspects of the laws of the jurisdiction of its incorporation, in connection with the transactions contemplated by, and the performance of its obligations under the Transaction Agreements; (iv) the Company has the corporate power and authority to execute, deliver and perform all its obligations under the Transaction Agreements; (v) the Transaction Agreements have been or will be duly authorized by all requisite corporate action on the part of the Company; and (vi) service of process will be effected in the manner and pursuant to the methods of the State of New York at the time such service is effected.

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036

T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, provided that the Company takes all necessary corporate action to duly authorize the Warrants under British Virgin Islands law, the Warrants will constitute valid and binding obligations of the Company, enforceable in accordance with their terms when issued pursuant to the Transaction Agreements.

Our opinion set forth herein is limited to the laws of the State of New York, and the federal law of the United States, and we do not express any opinion herein concerning any other laws. Our opinion is qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, usury, fraudulent conveyance or similar laws affecting the rights of creditors generally, and (ii) by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity. Furthermore, we express no opinion as to the availability of any equitable or specific remedy, or as to the successful assertion of any equitable defense, upon any breach of any agreements or obligations referred to therein, or any other matters, inasmuch as the availability of such remedies or defenses may be subject to the discretion of a court. We express no opinion as to the enforceability of any indemnification provision, or as to the enforceability of any provision that may be deemed to constitute liquidated damages.

This opinion letter is provided to the Company for its use solely in connection with the transactions contemplated by the Business Combination Agreement and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our express written consent. The only opinion rendered by us consists of that set forth in the fifth paragraph of this letter, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement and the use of our name therein and in the related prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036

T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW